EXECUTIVE EMPLOYMENT AGREEMENT

This is an employment agreement (hereafter "this Agreement") between ParkerVision Inc., a Florida corporation authorized to do business in Florida (hereafter "ParkerVision"), and Gregory Rawlins (hereafter "Executive").

Recitals

1.  ParkerVision is in the business of developing, designing, producing, marketing and selling RF technologies and/or integrated circuits for varied applications in wireless communications markets (hereafter "ParkerVision's Business").

2.  ParkerVision desires to employ Executive, and Executive desires to work for ParkerVision under the terms of this Agreement, and the parties recognize that both will benefit through Executive’s continued productive employment with ParkerVision.

3.  At great expense, ParkerVision has developed technology and products which are protected by patents, trade secrets, and other intellectual property rights, and has secured accounts and solicited potential accounts through its sales and marketing efforts throughout the United States of America (hereafter “U.S.”) and around the world. In this regard, Executive will have employment responsibilities involving development of intellectual property and/or products, marketing and/or account contact within all geographical locations in which ParkerVision conducts its business. ParkerVision provides an environment conducive to the development of ParkerVision technologies and products and enhances Executive’s experience with those technologies and products.

4.  With the exception of its employees, ParkerVision considers its most valuable assets to be its intellectual property, business information and proprietary information, including but not limited to, matters of a technical nature, such as the implementation of its intellectual property, associated intellectual and other electrical circuits, sources of product components, engineering secrets, formulae, “know how”, schematics, prototypes, technical drawings, secret processes or machines, training and operation manuals, inventions, computer software, product research and designs, and matters of a business nature, such as information about costs, profits, markets, product development and design, licensing strategies and targets, personnel, business relationships, legal strategies, marketing plans and programs, pricing lists, sales, lists of vendors and/or actual or prospective customers, and any other information, whether communicated orally or in documentary or other tangible form, concerning how ParkerVision operates its business, including plans for future development to an extent not available to the public (collectively referred to herein as “Confidential Information”). The parties to this Agreement recognize that ParkerVision has invested considerable amounts of time and money in attaining and developing Confidential Information, and any unauthorized disclosure or release in any form could irreparably harm ParkerVision.

5.  The parties recognize that Executive may take part in attaining and developing, and/or otherwise will have access to, ParkerVision's Confidential Information in the course of his employment with ParkerVision and will be compensated for the services Executive provides. Executive also recognizes and acknowledges the importance of protecting ParkerVision’s Confidential Information for the benefit of all of ParkerVision’s employees.

6.  In light of the foregoing, ParkerVision has legitimate business interests to protect, including (a) valuable confidential business and technical information (much of which qualifies as trade secrets under Florida law), (b) substantial relationships with specific prospective and existing customers, and (c) customer goodwill associated with promotion of ParkerVision's technologies, products and business through its good name in the industry.

In consideration of mutual promises set forth in this Agreement, the parties to this Agreement hereby agree to the following:

Nature of Employment

7.  ParkerVision shall employ Executive as its Chief Staff Scientist with specific duties and responsibilities to be determined by ParkerVision’s Chief Executive Officer.

Compensation and Benefits

8.  During his employment under this Agreement, ParkerVision shall provide Executive with the following:

(a)	A base salary at no less than the rate of $250,000 annually which ParkerVision may adjust upward from time to time in its sole discretion (hereafter “Base Salary”).

(b)	A signing bonus of $70,000, within ten (10) days following execution of this Agreement to be payable in cash or equity at ParkerVision’s option.

(c)
Beginning with the fiscal year ending December 31, 2008, in addition to his Base Salary, Executive is eligible for a bonus opportunity to be earned on achievement of annual qualitative and/or financial goals as recommended by the Chief Executive Officer (in consultation with Executive) and approved by the Compensation Committee of ParkerVision’s Board of Directors (“Compensation Committee”).

(d)
ParkerVision shall grant to Executive restricted share units (“RSUs”) as set forth on the schedule attached as Exhibit A. These RSUs represent the 2008 and 2009 long term equity incentive awards for Executive. The Compensation Committee may, at its sole discretion, grant additional equity compensation in the form of RSUs, restricted shares or share options during the term of this Agreement.

(e)
Executive shall be eligible to participate in the employee benefits plans ParkerVision maintains for its other executives who are parties to an agreement in a form substantially similar to this Agreement (hereafter “Similarly Situated Executives”), subject in each case to the generally applicable terms and conditions of the benefit plan or program.

9.  The bonus described in subparagraph 8(c) above shall be paid no later than the later of: (1) the 15th day of the third month following the end of Executive's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture; or (2) the 15th day of the third month following the end of ParkerVision’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

Termination of Employment

10.   Executive and ParkerVision acknowledge that Executive’s employment under this Agreement shall be terminated immediately upon his death or the conclusion of six (6) months after he becomes disabled (as defined below), whichever is earlier, or may be terminated any time at will upon either party delivering to the other written notice of employment termination at least thirty (30) days in advance of the termination date stated in the notice (hereafter “Termination Date”), with ParkerVision having the right and discretion to provide thirty (30) days of pay in lieu of prior notice at the rate of Executive’s Base Salary, subject to the limitations provided in paragraph 14; providing further that Executive will receive such notice pay at the termination day interview. As of the Termination Date, except as expressly provided below, ParkerVision’s obligation to provide compensation and benefits to Executive shall cease.

Severance Package

11.   Executive shall receive a Severance Package from ParkerVision if the following occurs:

(a)	Executive executes, and does not revoke, a Severance Agreement and Release substantially in the form attached as Exhibit B to this Agreement; and

(b)	ParkerVision terminates Executive’s employment without “Cause,” Executive resigns his employment from ParkerVision with “Good Reason” or a “Change in Control” occurs, each as defined below; or

(c)	Executive becomes disabled, defined as meeting one of the following requirements:

(1)
Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(2)
Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period or not less than three (3) months under an accident and health plan covering Executive.

12.  “Cause” for ParkerVision to terminate Executive’s employment is defined as one or more of the following:

(a)	Willful and continued failure to perform Executive’s job duties after ParkerVision’s written notice to Executive of same.

(b)	A material violation of a ParkerVision policy or procedure.

(c)	An act of dishonesty or fraud intended to result in a benefit to Executive at ParkerVision’s expense.

(d)	Misconduct connected with work as interpreted under Florida’s unemployment compensation law.

(e)	Conviction of, or a plea of guilty or no contest to, a felony or other crime involving dishonesty or violence.

(f)	Executive’s material breach of this Agreement that is not cured within thirty (30) days after ParkerVision delivers to Executive written notice of such breach.

13.  “Good Reason” for Executive to voluntarily terminate his employment with ParkerVision is defined as one or more of the following conditions, which must arise without the consent of Executive:

(a)	A material diminution in Executive’s authorities, duties, or responsibilities.

(b)	A material diminution in Executive’s base compensation and benefits, except for a reduction applicable generally to ParkerVision’s Similarly Situated Executives.

(c)	Material relocation of Executive’s primary office location.

(d)	Any action or inaction by ParkerVision that constitutes a material breach by ParkerVision of this Agreement under which the Executive provides services.

The termination must occur during the six (6) month period following the initial existence of one or more of the above stated conditions.

Executive must provide written notice to ParkerVision of the condition which constitutes “Good Reason” within a period not to exceed ninety (90) days of the initial existence of the condition. Upon the giving of such notice, ParkerVision shall have a period of thirty (30) days during which it may remedy the condition, and if so remedied, ParkerVision shall not be required to pay the Severance Package.

14.  “Severance Package” is defined as follows:

(a)	Continuation of Executive’s ending Base Salary for a twelve (12) month period following the Termination Date.

(b)
Payment of the bonus described in subparagraph 8(c) above, prorated by the number of weeks Executive worked in the fiscal year divided by fifty two (52), determined and payable when bonuses for those Similarly Situated Executives who worked through the fiscal year are determined and paid.

(c)
If Executive timely elects group health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), payment of the premiums for such coverage for the period of time during which the Executive would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of ParkerVision under section 4980B of the Internal Revenue Code if Executive elected such coverage and paid the applicable premiums.

(d)
If the Termination Date occurs within two (2) years after a Change in Control (as defined below) while this Agreement is in effect, in lieu of the severance component in subparagraph 14(a) above, 150% of his greatest final annual Base Salary over the term of this Agreement, plus an amount equal to the greater of:

(i)	the bonus or annual incentive compensation earned by Executive during the prior full fiscal year before a Change in Control,

(ii)
the average of the bonus or annual incentive compensation earned by Executive during the three (3) full fiscal years, or that number of full fiscal years Executive was employed by ParkerVision if less, before a Change in Control based on the years in which Executive was eligible to receive such compensation; or

(iii)
if not entitled to any bonus or annual incentive compensation during any of the three (3) years before the Change in Control, the amount set forth in subparagraph 14(b) above as if no Change in Control had occurred.

(e)	If Executive qualifies as a“specified employee” under regulations pursuant to Internal Revenue Code section 409A, the foregoing provisions shall be subject to the following modifications:

(i)
Payments due within six (6) months of the Termination Date shall not exceed two times the lesser of: (1) the sum of Executive's annualized compensation based upon the annual rate of pay for services provided to ParkerVision for the taxable year of Executive preceding the taxable year of Executive in which Executive terminates employment with ParkerVision (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not terminated employment), or (2) the maximum amount that may be taken into account under a qualified plan under Internal Revenue Code section 401(a)(17) for the year in which Executive has a separation from service (“Specified Employee Limitation”).

(ii)
Where amounts are paid in the Severance Package to a “specified employee” within six months following termination, no amount of the Severance Package may be paid later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the separation from service.

(f)
To the extent that severance benefits set forth in subparagraphs 14(a), 14(b), 14(c) and 14(d) above are deemed to be “parachute payments” in accordance with Internal Revenue Code regulations, Executive will be entitled to a “golden parachute excise tax” gross-up on such benefits, provided that the parachute payments are at least one hundred ten percent (110%) of the “safe harbor” amount (2.99 times average W-2 amount for the five calendar years preceding the year in which the Change in Control occurs). Notwithstanding the foregoing, if the parachute payments to Executive are between one hundred percent (100%) and one hundred ten percent (110%) of the safe harbor amount, then there will be a cut back of the total amount to bring the total parachute payments within the safe harbor.

(g)	If Executive’s employment is terminated after six (6) months of his becoming disabled, the Severance Package shall be limited to the benefit set forth in subparagraph 14(c) above.

15.  A Change in Control shall mean any one of the following events:

(a)
An acquisition by any one person, or more than one person acting as a group, of the ownership of stock of ParkerVision that, together with the stock held by such person or group, constitutes more than sixty five percent (65%) of the total fair market value or combined voting power of the stock of ParkerVision (including by way of merger or reorganization). If any one person, or more than one person acting as a group, is considered to own more than sixty five percent (65%) of the total fair market value or total voting power of the stock of ParkerVision, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of ParkerVision. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which ParkerVision acquires its stock in exchange for property is treated as an acquisition of stock.

(b)
An acquisition by any one person, or more than one person acting as a group, or an acquisition during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, of an ownership of stock of ParkerVision possessing thirty five percent (35%) or more of the total voting power of the stock of ParkerVision. If any one person, or more than one person acting as a group, is considered to effectively control ParkerVision, within the meaning of this subparagraph 16(b), the acquisition of additional control of ParkerVision by the same person or persons is not considered to cause a change in control of ParkerVision.

(c)
The replacement, during any period of twelve (12) months of a majority of members of ParkerVision's board of directors by directors whose appointment or election is not endorsed by a majority of the members of ParkerVision's board of directors before the date of the appointment or election.

(d)
An acquisition by any one person, or more than one person acting as a group, or an acquisition during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, of assets from ParkerVision that have a total gross fair market value equal to or more than sixty five percent (65%) of the total gross fair market value of all of the assets of ParkerVision immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Other Simultaneous Employment/Duty of Loyalty

16.  Executive will at all times perform the duties required of his position and title with ParkerVision under this Agreement. At all times, Executive will act with honesty and integrity in the best interest of ParkerVision.

17.  While in ParkerVision's employ, Executive will refrain from engaging in any other business activity, including, without limitation, providing consulting services, without ParkerVision's advance written consent (which shall not be unreasonably withheld and shall be provided to Executive within 30 days of Executive’s request), and Executive will promptly notify ParkerVision's Chief Executive Officer of any information he learns about any current or former Executive of ParkerVision engaging in any business activity similar or related to ParkerVision's Business.

Intellectual Property

18.   In this Agreement, "Intellectual Property" shall mean all discoveries, concepts, ideas, inventions, improvements, derivatives, extensions, original works of authorship, processes, machines, combinations, computer programs, databases, trademarks, and trade secrets, whether or not protectable under the patent, copyright, and/or trade secret laws, and all related know-how that Executive made, developed, conceived, first reduced to practice or created, either alone or jointly with others, during Executive’s course of employment with ParkerVision and continuing one (1) year after Executive’s termination of employment with ParkerVision, as related to items (a), (b), (c), and/or (d) in paragraph 19 below, for whatever reason.

19.   Executive shall promptly disclose to ParkerVision all Intellectual Property that: (a) is developed using equipment, supplies, facilities, Confidential Information, or personnel of ParkerVision; (b) results from or is suggested by work Executive may perform for ParkerVision; (c) relates to the present or prospective business, work, investigations, research, or development of ParkerVision; or (d) ParkerVision may claim rights to the extent allowed by applicable law. Executive further agrees that such Intellectual Property will be the sole and exclusive property of ParkerVision and are hereby exclusively assigned by Executive to ParkerVision.

20.   Executive shall perform all acts that ParkerVision may reasonably request, at the expense of ParkerVision, to assist ParkerVision in obtaining and enforcing the full benefits, enjoyment, rights, and title, in the United States of America and throughout the world, in ParkerVision's Intellectual Property. Such acts shall include, without limitation, execution of documents, assistance in the prosecution and/or enforcement of patents, copyrights, trademarks, and trade secrets, or in any other legal proceedings.

21.   Executive’s obligations under this section of this Agreement entitled “Intellectual Property” shall continue beyond the termination of his employment with ParkerVision, provided that ParkerVision will compensate Executive at a reasonable hourly rate as charged by others for similar consulting services in the industry for time Executive actually spends on such assistance at ParkerVision’s request.

22.   In the event that ParkerVision is unable to secure Executive’s signature to any lawful document required to apply for, prosecute, or enforce any of ParkerVision’s Intellectual Property, due to Executive’s mental or physical incapacity, unavailability, or for whatever other reason, Executive hereby irrevocably appoints ParkerVision and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to apply for, prosecute, or enforce ParkerVision’s Intellectual Property with the same legal force and effect as if executed by Executive.

23.  As to Intellectual Property that qualifies as original works of authorship under the copyright laws (either U.S. or foreign), Executive acknowledges that such works shall be considered “works-for-hire” for the exclusive benefit of ParkerVision, which shall own all rights to such work. Such rights shall include all “moral” rights under any (either U.S. or foreign) copyright or other similar law for such works, including, but not limited to, rights to identification of authorship, rights to cause or suppress publication, or rights of approval or limitations on subsequent modifications.

24.   Executive represents that except for the specific intellectual property he has disclosed in Exhibit C (entitled “Prior Inventions”), Executive does not wish to exclude any Intellectual Property from the operation of this Agreement. ParkerVision shall have an irrevocable and free right to use any prior inventions, ideas, copyrights, or other intellectual property of Executive disclosed on a non-confidential basis to ParkerVision, except for such valid patent rights as Executive may have obtained before the date hereof which are disclosed in Exhibit C.

Confidentiality of ParkerVision's Property

25.  Executive recognizes that all of the documents and other tangible items which contain any of ParkerVision's Confidential Information and/or Intellectual Property are ParkerVision's property exclusively, including those documents and items which Executive may have developed or contributed to developing while in ParkerVision's employ, whether or not developed during regular working hours or on ParkerVision's premises.

26.  Executive recognizes that, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, identification information, keys, computer software and hardware, data bases, tapes, technical notes, tools, equipment, and other documents, materials of any nature, and tangible items pertaining to Executive's work with, or provided by, ParkerVision are the exclusive property of ParkerVision, including, but not limited to, those documents and items which Executive may have developed or contributed to developing while in ParkerVision’s employ, whether or not developed during regular working hours or on ParkerVision’s premises (collectively referred to herein as “ParkerVision Property”).

27.  Should Executive's employment be terminated for any reason, Executive shall:

(a)	Refrain from taking any of ParkerVision's Property or allowing any of ParkerVision's Property to be taken from ParkerVision's premises;

(b)	Refrain from transmitting or reproducing in any manner or allowing to be transmitted or reproduced any of ParkerVision's Property;

(c)	Refrain from removing any such reproduction from ParkerVision's premises; and

(d)	Immediately return to ParkerVision at its Jacksonville, Florida office any original or reproduction of ParkerVision's Property in his possession.

Restrictive Covenants

28.  During his employ and thereafter, whatever the reason for his leaving ParkerVision's employ, Executive shall refrain from directly or indirectly disclosing to any third party, or using for any purpose other than for the direct benefit of ParkerVision, any of ParkerVision's Confidential Information or Intellectual Property and will not directly or indirectly use or disclose any Confidential Information or Intellectual Property for the benefit of any other person, entity, firm, organization, association or partnership, nor lecture upon or publish articles revealing Confidential Information or Intellectual Property, without the written consent of ParkerVision, except as may be necessary to perform Executive’s duties as an employee of ParkerVision. Nothing in this Agreement shall be construed to limit ParkerVision’s statutory or common law rights and remedies relative to protection of its trade secrets, copyrighted material and other confidential and proprietary information.

29.  ParkerVision considers any business or entity which develops RF technologies and/or products, or develops, designs, or sells the type of RF technologies ParkerVision has developed or designed, or contemplated developing or designing at the time of Executive’s termination of employment with ParkerVision, to constitute a competing business (hereafter “Competing Business”). In this regard, unless Executive receives ParkerVision's advance written waiver as described in paragraph 37 below, during his employment with ParkerVision and the subsequent Restriction Period defined below, Executive shall not, either directly or indirectly, engage in the following activities, or assist others in such activities:

(a)
Hiring, recruiting, or attempting to recruit, for a Competing Business, or otherwise becoming associated in a Competing Business with, any person employed by ParkerVision or employed by ParkerVision at any time during the previous twelve (12) months;

(b)
For a Competing Business, soliciting, or accepting any business from, any of ParkerVision's current, former or prospective customers (a prospective customer defined as any entity ParkerVision has actively solicited, planned to solicit, or provided services to, during the twelve (12) months before Executive's termination of employment with ParkerVision); or

(c)	Entering into, engaging in, being employed by, being connected to, or consulting for, a Competing Business.

Any successor or assignee of ParkerVision is authorized to enforce this and the other restrictive covenants in this Agreement as if the name of such successor or assignee replaced ParkerVision throughout this Agreement.

30.  The Restriction Period is defined as follows:

(a)
The number of months ParkerVision offers to continue to compensate Executive after the Termination Date at the rate of his ending Base Salary provided ParkerVision notifies Executive before or within ninety (90) days of the Termination Date of the number of such months (a minimum of twelve (12) months and maximum of thirty six (36) months), or if ParkerVision fails to provide such notification, the offer shall be presumed to be for twelve (12) months.

(b)
To accept ParkerVision’s offer of continued compensation as set forth in subparagraph 30(a) above, Executive must execute, and not revoke, the Severance Agreement and Release referenced in subparagraph 11(a) above (Exhibit B). However, Executive’s failure to accept ParkerVision’s offer of continued compensation shall not operate to limit the Restriction Period in any way.

(c)
Severance Pay provided pursuant to subparagraphs 14(a) and 14(b) above shall not be credited toward the monthly payments resulting from Executive’s acceptance of ParkerVision’s offer of continued compensation described in subparagraph 30(a) above. However, the following amounts shall be credited toward such monthly payment obligation except in the case of Executive’s resignation for “Good Reason” in which case the following amounts shall not be credited toward the monthly payment obligation:

(i)	The amount of compensation provided pursuant to subparagraph 14(d) above in excess of twelve (12) months’ Base Salary;

(ii)
In the event of termination for cause or resignation by the Executive without “Good Reason”, all gains realized upon Executive’s sale of any ParkerVision shares from vested RSUs or stock options during the twelve (12) month period immediately preceding the Termination Date; and

(iii)
In the event of termination for cause or resignation by the Executive without “Good Reason”, the total value of any equity instruments ParkerVision provided to Executive during the entire term of his employment with ParkerVision, including stock options, restricted shares and/or RSUs, that are vested and outstanding as of the Termination Date. The value shall be calculated using the closing market price of ParkerVision’s common stock on the Termination Date.

31.  For a period of twelve (12) months following the Termination Date, regardless of the reason for employment termination, Executive shall not enter the employ of a business which is a current, former or prospective customer of ParkerVision unless Executive receives ParkerVision's Chief Executive Officer’s advance written consent.

Ethical Conduct

32.  Executive shall conduct business in an ethical manner by:

(a)	Avoiding conflicts of interest;

(b)
Refusing to accept, and reporting to ParkerVision the offering of, anything of value, including a gift, loan on preferential terms, reward, promise of future employment, favor or service which would influence a reasonably prudent person in the discharge of his duties for ParkerVision or which is based on any understanding that his action would be influenced; and

(c)	With prior notice to Executive, abiding by policies and guidelines relating to ethical conduct applicable to all Similarly Situated Executives which ParkerVision may issue as it deems appropriate.

Remedies for Breach of Agreement

33.  The parties to this Agreement recognize that irreparable harm could result from any breach of those provisions of this Agreement set forth in paragraphs 28 through 31 under the heading “Restrictive Covenants” and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to any other remedy which may be available to ParkerVision, if Executive breaches a restrictive covenant in this Agreement, the parties acknowledge that injunctive relief in favor of ParkerVision is proper. Additionally, if Executive breaches any restrictive covenant in this Agreement, he forfeits his right to any compensation described in paragraphs 14 and 30 above payable while Executive is breaching such covenant or after any such breach has occurred.

34.  If Executive breaches a covenant containing a specified term, the term shall be extended by the period of time between Executive's termination of employment with ParkerVision and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.

35.  If ParkerVision determines that Executive has breached this Agreement, Executive shall make himself available for service of process within the State of Florida.

36.  If a court of competent jurisdiction determines that any of the restrictions in this Agreement are overbroad, Executive shall agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

Waiver

37.  A waiver of any of Executive's obligations under this Agreement or any other modification of this Agreement shall be ineffective unless it is set forth in writing and signed by ParkerVision's Chief Executive Officer.

38.  The parties acknowledge that the restrictive covenants in this Agreement are essential independent elements of this Agreement and that but for Executive agreeing to comply with them, ParkerVision would not have employed or have continued to employ Executive. Accordingly, the existence of any claim by Executive against ParkerVision, whether based on this Agreement or otherwise, shall not operate as a defense to ParkerVision's enforcement of any restrictive covenant against Executive.

Term of Agreement

39.  Except as provided in paragraph 40 below, this Agreement shall be effective on this date shall continue through May 31, 2011; thereafter, this Agreement shall continue year-to-year unless at least ninety (90) days before May 31, either party delivers written notice to the other of his or its intent not to renew this Agreement for the following calendar year.

40.  The restrictive covenants in this Agreement still continue in full force and effect for the periods referenced in paragraphs 28, 29, 30, 31 and 34 above.

Assignment

41.  ParkerVision's rights and obligations under this Agreement shall inure to the benefit of and be binding upon ParkerVision's assigns and successors. Since this Agreement is personal to Executive, Executive's obligations under this Agreement may not be assigned or transferred to any other.

Savings Clause

42.  If any provision(s) of this Agreement is declared invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect and shall be construed in a fashion which gives meaning to all of the other terms of this Agreement.

Arbitration and Enforcement

43.  Except as provided herein, any dispute or controversy between the parties, including any arising under or in connection with this Agreement, shall be settled exclusively by arbitration before a single arbitrator in Jacksonville, Florida in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Nothing in this section shall be construed, however, to limit rights, remedies and ability to enforce in a court of competent jurisdiction ParkerVision’s rights under the restrictive covenants set forth in this Agreement.

44.   As to contractual or other common law claims, the arbitrator shall award the prevailing party its reasonable costs and attorney’s fees incurred in the arbitration proceeding. If Executive brings any such claims against ParkerVision, he shall be deemed to be the prevailing party if he prevails on at least one of his material claims. Costs and attorney’s fee awards under statutory claims shall be governed by the statute(s) at issue.

45.  The laws of the State of Florida shall govern this Agreement, and any action to enforce the restrictive covenants in this Agreement shall be brought in a court of competent jurisdiction in Duval County, Florida, where jurisdiction and venue shall lie.

Incorporation

46.  This Agreement expressly supersedes all practices, understandings, and agreements, whether written or oral, not specifically set forth in this Agreement, regarding the subject matter of this Agreement. This Agreement constitutes the entire agreement between ParkerVision and Executive concerning the subject matter of this Agreement, and there are no other agreements or understandings concerning the subject matter of this Agreement which are not fully set forth in this Agreement.

Notice

47.   Written notices contemplated by this Agreement shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to ParkerVision in writing or his office address. In the case of ParkerVision, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

Interpretation

48.   The severance provisions and all terms used in this Agreement shall be construed and administered in a manner so as to comply with the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued thereunder.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement at Jacksonville, Florida on the 4th day of June, 2008.

ParkerVision, Inc.

	By:	/s/ Jeffrey Parker
Witness		Jeffrey Parker
Chief Executive Officer

/s/ Gregory Rawlins
Witness		Gregory Rawlins

Schedule of RSU Grants*
Exhibit A to Executive Employment Agreement

# of RSU’s	Type of RSU Grant

20,000	Time based with quarterly vesting over one (1) year period

55,000	Time based with quarterly vesting over three (3) year period

55,000	Cliff vest at 3rd anniversary with acceleration based on share price performance

*	Refer to the RSU Agreements executed in connection with the Employment Agreement for the specific terms of each RSU granted hereunder.

SEVERANCE AGREEMENT AND RELEASE
EXHIBIT B TO EXECUTIVE EMPLOYMENT AGREEMENT

This Severance Agreement and Release ("this Agreement") is made and entered into by and between ParkerVision, Inc. and its successors and assigns (hereinafter "ParkerVision") and ___________________ and his/her heirs, spouse, assigns, executors, administrators and attorneys (hereinafter referred to as "Executive").

Pursuant to his/her Executive Employment Agreement with ParkerVision, as a condition and in consideration of his/her receiving the Severance Package as that term is defined in the Executive Employment Agreement, Executive and ParkerVision, desiring to resolve all actual or potential claims Executive may have against ParkerVision, agree as follows:

1. Obligation of ParkerVision: In consideration of Executive's obligations set forth below, ParkerVision shall provide to Executive the Severance Package described in paragraph 14 of the Executive Employment Agreement between ParkerVision and Executive effective on [insert effective date].

2. Obligations of Executive: In consideration of ParkerVision's obligations set forth in this Agreement:

(a) Executive waives, and releases ParkerVision, and its directors, officers, shareholders, employees, representatives, benefit plan administrators, agents and attorneys, both individually and collectively, (hereinafter collectively referred to as "the Released Parties") from, all claims, rights, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever that Executive has or could have maintained against any of the Released Parties through the date of signing this Agreement, including any claim for attorney's fees. Without limiting the generality of the foregoing, Executive waives, and releases all of the Released Parties from, all claims, rights, and causes of action relating to or arising out of Executive’s employment with, conditions of employment with, compensation by, or separation of employment from, ParkerVision, including, without limitation, any claims, rights, charges, or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866 and 1871; the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as "the ADEA"); Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Florida Civil Rights Act of 1992; Florida Statutes §§ 440.205 and 448.102; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other federal or state law or local ordinance, including any suit in tort (including fraud, promissory estoppel and negligence) or contract (whether oral, written or implied), including any claim based on alleged breach of his/her Executive Employment Agreement, or any other common law or equitable basis of action, except for any claim which may not lawfully be waived in this manner.

(b) Executive represents that while he/she is not legally barred from filing a charge of discrimination, he/she has not filed, and does not intend to file, any charge of discrimination against any of the Released Parties with any federal, state or local agency and understands that ParkerVision has reasonably relied on his/her representations in this paragraph in agreeing to perform the obligation set forth in paragraph 1 of this Agreement. Executive further waives any right to recovery based on any charge of discrimination filed by him/her or on his/her behalf.

(c) Executive shall refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions or statements concerning ParkerVision or any of ParkerVision's executives, shareholders, managers, supervisors, representatives or employees, or concerning ParkerVision's operations.

3. Non-Disclosure. Executive shall not disclose, either directly or indirectly, any of the terms of this Agreement, including, but not limited to, the amount of the payments set forth in paragraph 1 or that ParkerVision is paying Executive, to any person or organization, including, but not limited to, members of the press and media, present and former employees, vendors, suppliers, or other members of the public. Executive may only disclose those facts in a privileged context (attorney-client, accountant-client or husband-wife) with the understanding that such disclosure will remain privileged and will not be communicated to third parties. If asked about his/her separation from employment with ParkerVision, Executive shall state only that he/she has left his/her employment with ParkerVision amicably to pursue other opportunities.

4. Restrictive Covenants. Executive acknowledges that he/she shall also continue to adhere to those provisions of his/her Executive Employment Agreement with ParkerVision relating to non-competition and confidentiality of ParkerVision information, and the Restrictive Covenants in his/her Executive Employment Agreement with ParkerVision are hereby incorporated into this Agreement by reference as if fully set forth in this Agreement.

5. Non-Admission. Neither this Agreement, nor anything contained in it, shall be construed as an admission by any of the Released Parties of any liability, wrongdoing or unlawful conduct whatsoever.

6. Severability. If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

7. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties regarding the subject matter of this Agreement and shall not be modified or superseded except upon express written consent of the parties to this Agreement. Executive represents and acknowledges that in executing this Agreement, he/she does not rely and has not relied upon any representation or statement made by ParkerVision or its agents, representatives or attorneys which is not set forth in this Agreement.

8. Governing Law. The laws of the State of Florida shall govern this Agreement, and any action to enforce this Agreement shall be brought in Duval County, Florida where jurisdiction and venue shall lie.

9. Agreement Not to be Used as Evidence. This Agreement shall not be admissible as evidence in any proceeding except one in which a party to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached.

10. Attorneys’ Fees. In any action to enforce this Agreement, the prevailing party shall be entitled to recovery of its reasonable attorneys' fees and costs.

11.  Opportunity to Consider and Confer. Executive acknowledges that he/she has had the opportunity to read, study, consider, and deliberate upon this Agreement. He/she further acknowledges and understands that he/she has been given a period of twenty-one (21) days in which he/she may, but is not required to, consider this Agreement, that after he/she signs it, he/she has seven (7) days in which to revoke it. Executive further acknowledges that he/she fully understands and completely agrees with all of the terms of this Agreement and that he/she has been, and hereby is, specifically advised to consult with his/her attorney before executing this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, ParkerVision and Executive hereby execute this Severance Agreement and Release, consisting of four (4) pages (including this signature page) and including eleven (11) enumerated paragraphs, by signing below voluntarily and with full knowledge of the significance of all of its provisions.

PLEASE READ CAREFULLY. THIS RESIGNATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Sworn to and subscribed before me
this day of _____________, 20__.

_____________________________
Notary Public, State of Florida	Executive
at Large. My Commission Expires:

Executed at ___________, _______, this day of ___________________, 20__.

Sworn to and subscribed before me
this day of _____________, 20__.

By: _____________________________
Notary Public, State of Florida	ParkerVision, Inc.
at Large. My Commission Expires:

Executed at Jacksonville, Florida, this day of ___________________, 20__.

EXHIBIT C
PRIOR INVENTIONS

For ParkerVision, Inc.

________________________________	By:__________________________________
Employee Signature
Its:__________________________________

________________________________	________________________________
Date	Date